UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 25, 2014

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 25, 2014, John H. Eyler, Jr. was appointed to the Board of Directors of SpendSmart Networks, Inc., a Delaware corporation (the “Company”).

John Eyler retired from Toys "R" Us, Inc. as President and Chief Executive Officer in July, 2005. Mr. Eyler joined Toys "R" Us in January, 2000 and served as Chairman of the Board of Directors as well as Chairman of the Toys "R" Us Childrens fund from 2001 to 2005. Mr. Eyler was Chairman and Chief Executive Officer of FAO Schwarz from 1992 to 2000 and spent his entire career prior to that in retailing including becoming Chairman and Chief Executive Officer of May D & F, a department store in Denver Colorado at the age of 32. He served on the Board of the Andre Agassi Charitable Foundation for eight years, was a member of the NYC 2012 Board and a Board member of the Donna Karan Corporation from 1999 to 2001. For the past five years Mr. Eyler has served as President of Titan Sculpture Inc. which represents Roberto Santo's sculptures and paintings globally. He is an Advisory Board member of the College of the Environment at the University of Washington, and manages a charitable foundation created upon his retirement with a primary focus on improving the lives of children. A graduate of the University of Washington in 1969 with a degree in Finance, Mr. Eyler received an MBA from the Harvard Graduate School of Business in 1971.

In connection with Mr. Eyler’s appointment to the Board, the Company agreed to grant Mr. Eyler options to purchase 150,000 shares of the Company’s common stock at an exercise price of $1.15 per share and having a term of 5 years. The options shall vest ratably over a two-year period.

There are no other arrangements or understandings between Mr. Eyler and any other person pursuant to which Mr. Eyler was appointed as a director of the Company. Mr. Eyler has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPENDSMART NETWORKS, INC.
/s/ Alex Minicucci
Dated: November 26, 2014	By:	Alex Minicucci
Chief Executive Officer